Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

ConocoPhillips
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value	457(f)(1) 457(c)	146,000,000	N/A	$4,033,980,000.00	0.0001476	$595,415.45
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$4,033,980,000.00		$595,415.45
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$595,415.45

(1)	Represents the estimated maximum number of shares of common stock, par value $0.01 per share, of ConocoPhillips (“ConocoPhillips common stock”) being registered upon completion of the merger of a wholly-owned subsidiary of ConocoPhillips with and into Marathon Oil Corporation (“Marathon Oil” and such merger, the “merger”) described in the proxy statement/prospectus contained herein, which is the sum, rounded up to the nearest million, of (I) the sum of (a)(i) 559,294,943 shares of common stock, par value $1.00 per share of Marathon Oil (“Marathon Oil common stock”), issued and outstanding; (ii) 216,420 shares of Marathon Oil common stock underlying outstanding restricted stock units awards and deferred stock unit awards granted to non-employee directors of Marathon Oil; (iii) 1,304,084 shares of Marathon Oil common stock underlying outstanding Marathon Oil performance unit awards (assuming maximum performance under their terms); and (iv) 8,830,897 shares of Marathon Oil common stock underlying outstanding restricted stock unit awards that will be cancelled and converted into restricted stock unit awards in respect of ConocoPhillips common stock upon the closing of the merger, multiplied by (b) the exchange ratio of 0.255 shares of ConocoPhillips common stock per share of Marathon Oil common stock, and (II) 4,189 shares of ConocoPhillips common stock issuable in exchange for the cancellation of outstanding Marathon Oil option awards (calculated based on the value of the consideration in the merger over such awards’ per share exercise prices and the closing price of ConocoPhillips common stock as reported on the New York Stock Exchange on June 20, 2024 ($111.33)).

(2)	Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, based on the average of the high and low prices of Marathon Oil common stock as reported on the New York Stock Exchange on June 20, 2024 ($27.63 per share), multiplied by the estimated maximum number of shares of Marathon Oil common stock (146,000,000) that may be exchanged or converted for the securities being registered.